EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES SHARES TO BE TRADED ON PINK SHEETS

MOUNT AIRY, N.C., February 17, 2004 – Insteel Industries, Inc. (OTC Bulletin Board: IIINE) today announced that trading in its common stock on the OTC bulletin board (“OTCBB”) would be terminated beginning on February 18, 2004. OTCBB regulations require the removal of securities of issuers that are not in compliance with the OTCBB’s filing requirements. Under OTCBB regulations, issuers must be current (subject to a 30-day grace period) in their periodic filings with the Securities and Exchange Commission (“SEC”).

As previously reported in its Form 12b-25 filing with the SEC dated December 29, 2003, the Company is currently engaged in negotiations with its existing lenders regarding a restructuring of its credit facility as well as with prospective providers of capital regarding a partial or complete refinancing. The Company believes that the outcome of such negotiations must be finalized prior to filing its Form 10-K because the terms and structure of such a restructuring or refinancing are expected to materially impact certain disclosures in its Form 10-K, as well as the audited financial statements contained therein. During the interim period, the Company expects that its common stock will trade on the Pink Sheets (www.pinksheets.com) as soon as practicable. Shortly after the filing of its Form 10-K, the Company expects that its common stock would resume trading on the OTCBB.

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing products, tire bead wire and industrial wire for a broad range of construction and industrial applications.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144